                                                                      EXHIBIT 11

                        CHILDTIME LEARNING CENTERS, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                                                        Fiscal Years Ended
                                                       ----------------------------------------------------
                                                           March 31,         March 29,         March 28,
                                                             1995              1996              1997
                                                       ----------------------------------------------------
Net income                                             $   1,852,082     $   2,410,272        $   4,514,664

Accretion to fair value of common
     stock purchase warrant                                  280,000             -----                -----
                                                       -------------     -------------        -------------

Net income available to common stock                   $   1,572,082     $   2,410,272        $   4,514,664
                                                       =============     =============        =============

Weighted average shares outstanding                        3,280,486         3,783,855            5,429,322


Earnings per share                                     $        0.48     $        0.64        $        0.83
                                                       =============     =============        =============

Net income                                             $   1,852,082     $   2,410,272        $   4,514,664
                                                       =============     =============        =============


Weighted average shares outstanding                        3,280,486         3,783,855            5,429,322
Shares applicable to common stock
     purchase warrant                                        201,511             -----               -----
                                                       -------------     -------------        -------------

Total                                                      3,481,997         3,783,855           5,429,322
                                                       =============     =============        =============


Earnings per share                                     $        0.53     $        0.64       $        0.83
                                                       =============     =============        =============
Most dilutive result                                   $        0.48     $        0.64       $        0.83
                                                       =============     =============        =============



Note: Pursuant to Emerging Task Force Abstract 88-9, "Put Warrants" earnings per share is the most dilutive result of two different calculations provided in the above table.


        The fiscal 1995 earnings per share is calculated by subtracting the accretion to fair value for the common stock purchase warrant from net income and dividing the result by the weighted average shares outstanding, not considering the exercise of the common stock purchase warrant.


        The fiscal 1996 and 1997 earnings per share are calculated by dividing net income by the weighted average shares outstanding, assuming exercise of the common stock purchase warrant. Until the earlier of January 5, 1996 or the effectiveness of the registration statement relating to the Company's initial public offering of Common Stock, the warrant holder had the right to put the common stock purchase warrant to the Company under terms defined in the agreement.